HENDERSON GLOBAL FUNDS
                      737 NORTH MICHIGAN AVENUE, SUITE 1950
                             CHICAGO, ILLINOIS 60611


November 30, 2006

State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
1250 Hancock Street, Suite 300N
Quincy, Massachusetts 02169
Attention:  Legal Department

Ladies and Gentlemen:

         Reference is made to the Transfer Agency and Service Agreement, as amended, between us dated September 1, 2001 (the "Agreement").

         Pursuant to Section 16 of the Agreement, this letter is to provide notice of the creation of two additional portfolios of Henderson Global Funds (the "Trust"), namely the Henderson Global Equity Income Fund and the Henderson Global Opportunities Fund (each, a "New Fund"). We request that you act as Transfer Agent under the Agreement with respect to each New Fund.

         This letter is to also provide notice of the following name change as of the date noted:

         FORMER NAME OF FUND               NEW NAME OF FUND                  EFFECTIVE DATE
         Henderson Income Advantage Fund   Henderson Worldwide Income Fund   May 19, 2006

         Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds

By:  /s/ Christopher K. Yarbrough
     ----------------------------
      Name: Christopher K. Yarbrough
      Title: Secretary

Accepted:

State Street Bank and Trust Company

By:  /s/ Joseph L. Hooley
     --------------------
      Name: Joseph L. Hooley
      Title: Executive Vice President